Exhibit 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

Lawrenceburg, Ind., November 4, 2016 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) announced today that it has authorized a stock repurchase program to acquire up to 209,907 shares, or approximately 5%, of the Company’s outstanding common stock. Repurchases will be conducted through open market purchases, which will include purchases under a trading plan entered into with Sandler O’Neill & Partners, L.P. adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by the Company. The Company’s repurchase program will terminate upon the completion of the purchase of 209,907 shares or on August 15, 2017 if not all shares have been purchased by that date.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 27, 2016 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:	United Community Bancorp
E.G. McLaughlin, President and Chief Executive Officer
(812) 537-4822